UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2010
The Ensign Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33757	33-0861263

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27101 Puerta Real, Suite 450, Mission Viejo, CA	92691

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 487-9500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 25, 2009, the Compensation Committee of the Board of Directors of The Ensign Group, Inc. (the “Company”) approved the issuance of restricted stock awards of the Company’s common stock (“Restricted Stock”) to certain employees of the Company, including certain of the Company’s named executive officers. The Restricted Stock is awarded under the Company’s 2007 Omnibus Incentive Plan (the “Plan”) and is subject to certain vesting requirements.
The named executive officers receiving the Restricted Stock and the number of shares received are as follows:

Number of shares of
Named Executive Officer	Restricted Stock
Susan D. Snapper	2,000
Beverly B. Wittekind	1,500

TOTAL	3,500

Pursuant to the terms of each Restricted Stock Agreement, the Restricted Stock vests in five equal installments beginning on the first anniversary of the grant date. If a recipient’s employment with the Company terminates, then the Restricted Stock that remains unvested as of the date of the termination of the recipient’s employment will be forfeited without compensation.
Until vested, the Restricted Stock may not be transferred, and vested Restricted Stock shall be subject to the Company’s insider trading policy. In addition, the recipients will have the right to vote and to receive any dividends or other distributions paid with respect to their shares of Restricted Stock.
The description of the Restricted Stock set forth herein is qualified in its entirety by reference to the Restricted Stock Agreement filed as Exhibit 10.1 to this Form 8-K and incorporated by reference into Item 5.02(e) of this Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2010	THE ENSIGN GROUP, INC.
	By:	/s/ Suzanne D. Snapper
Suzanne D. Snapper
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Restricted Stock Agreement